Exhibit 20.1
CHINA TECHNOLOGY DEVELOPMENT GROUP CORPORATION
Unit 1010-11, 10/F, West Tower, Shun Tak Centre,
168-200 Connaught Road Central, Hong Kong
October 11, 2010
To the Shareholders of China Technology Development Group Corporation:
     You are cordially invited to attend the 2010 Annual Meeting of Shareholders, or the Annual Meeting, of China Technology Development Group Corporation to be held at our offices located at Unit 1010-11, 10/ F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong on December 10, 2010 at 10:00 a.m., Hong Kong time. The matters to be acted upon at the Annual Meeting are set forth and described in the Notice of 2010 Annual Meeting and proxy statement which are attached hereto. We request you to read all of them carefully.
     We hope that you will attend the Annual Meeting in person. However, if you are not able to attend the Annual Meeting, to ensure your representation at the Annual Meeting, you are urged to vote as promptly as possible, to sign, date and return the enclosed proxy card in the enclosed postage prepaid envelope. You may, of course, attend the Annual Meeting and vote in person even if you have signed and returned your Proxy Card to us.

Sincerely,

Maggie, Qiu Ping

Company Secretary
IT IS IMPORTANT THAT YOU VOTE, SIGN AND RETURN
THE ACCOMPANYING PROXY CARD AS SOON AS POSSIBLE

CHINA TECHNOLOGY DEVELOPMENT GROUP CORPORATION
Unit 1010-11, 10/F, West Tower, Shun Tak Centre,
168-200 Connaught Road Central, Hong Kong
NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 10, 2010
To the Shareholders of China Technology Development Group Corporation:
     NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of China Technology Development Group Corporation (“we”, “CTDC” or the “Company”) will be held at Unit 1010-11, 10/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong, on December 10, 2010 at 10:00 a.m., Hong Kong time, to consider and act upon the matters set out below. Resolutions of the shareholders may be approved by either an ordinary resolution (“Ordinary Resolution”) or a special resolution (“Special Resolution”). In the case of an Ordinary Resolution, a simple majority, and in the case of a Special Resolution not less than 75% of the votes of the shares entitled to vote thereon which were present at the Annual Meeting and were voted and not abstained, are required for the approval of the resolutions. The following resolutions shall be approved by Ordinary Resolutions of the shareholders:
1.	Election of Directors. To elect one (1) director in accordance with Regulation 79 and re-elect three (3) directors in accordance with Regulation 83A and 83B of our Articles of Association (Proposal 1);

2.	Approval of the Company’s 2010 Stock Option Plan. To consider and approve the 2010 Stock Option Plan of the Company (Proposal 2); and

3.	Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
     Information regarding the matters to be considered, and if thought appropriate, acted upon at the Annual Meeting is contained in the accompanying proxy statement.
     The close of business on October 11, 2010, New York time, has been fixed as the record date for the determination of shareholders entitled to receive the notice of and vote at the Annual Meeting or any adjournments thereof (the “Record Date”).
     All shareholders are cordially invited to attend the Annual Meeting in person. If you would like to attend the Annual Meeting, you are required to bring a form of personal identification. If your shares are held by a broker, bank or other nominee, you also must bring to the Annual Meeting a letter from the nominee confirming your beneficial ownership of such shares.

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     Whether or not you expect to attend, you are respectfully requested by our board of directors, or the Board, to sign, date and return the enclosed proxy promptly. Shareholders who execute proxy cards retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage, if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors
/s/ Maggie, Qiu Ping
Maggie, Qiu Ping
October 11, 2010	Company Secretary Hong Kong

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It is important that your shares be represented at the Annual Meeting. Each Shareholder is urged to sign, date and return the enclosed proxy card which is being solicited on behalf of the Board of Directors. An envelope is enclosed for that purpose and needs no postage if mailed in the United States.
The Company is a foreign private issuer and is not subject to the proxy rules under Section 16 of the U.S. Securities Exchange Act of 1934, as amended. Accordingly, this proxy statement and its content have not been reviewed or approved by the U.S. Securities and Exchange Commission, any state securities regulatory authority or Nasdaq Stock Market.

CHINA TECHNOLOGY DEVELOPMENT GROUP CORPORATION
Unit 1010-11, 10/F, West Tower, Shun Tak Centre,
168-200 Connaught Road Central, Hong Kong
PROXY STATEMENT
2010 ANNUAL MEETING OF SHAREHOLDERS
     This proxy statement (the “Proxy Statement”) is furnished to holders of the common stock, par value of US$0.01 each (“Common Shares”), and to holders of the preferred stock, par value of US$0.01 each (“Preferred Shares”) of China Technology Development Group Corporation (“we”, “CTDC” or the “Company”) in connection with the solicitation by and on behalf of its Board of Directors of proxy cards (“Proxy” or “Proxies”) for use at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on December 10, 2010 at 10:00 a.m. Hong Kong time, at Unit 1010-11, 10/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of 2010 Annual Meeting of Shareholders (the “Notice”).The cost of preparing, assembling and mailing the Notice, this Proxy Statement and Proxies is borne by the Company. The Company will also reimburse brokers who are holders of record of Common Shares for their postage expenses in forwarding Proxies and proxy soliciting materials to the beneficial owners of such Common Shares. In addition to the use of mails, Proxies may be solicited without extra compensation by directors, officers and employees of the Company by internet, telephone, telecopy, telegraph or personal interview. The approximate mailing date of this Proxy Statement and other proxy materials is October 29, 2010 (the “Mailing Date”).
     Unless otherwise specified, all proxies, in proper form, received before the time of the Annual Meeting will be voted for the election of all persons named herein as directors and in favor of the proposal set forth in the accompanying Notice as described below.

     A proxy may be revoked by a shareholder at any time before its exercise by filing with the Company Secretary of the Company, at the address set forth above, an instrument of revocation or a duly executed proxy bearing a later date, or by attendance at the Annual Meeting and electing to vote in person. Attendance at the Annual Meeting will not, in and of itself, constitute the revocation of a proxy.
     The close of business on October 11, 2010, New York time, has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of shareholders entitled to receive Notice of and to vote at the Annual Meeting and any adjournment thereof.

VOTING SECURITIES
     Only holders of Common Shares and Preferred Shares of record at the close of business on October 11, 2010 are entitled to vote at the Annual Meeting. On the Record Date, there are 21,360,389 shares of Common Shares and 1,000,000 shares of Preferred Shares issued and outstanding. For purposes of voting at the Annual Meeting, each Common Share entitles its holder to one vote upon all matters to be acted upon at the Annual Meeting, and all 1,000,000 shares of Preferred Shares entitle its holder to voting power equal to 25% of the combined Preferred Shares and Common Shares.
     Pursuant to the Company’s Memorandum and Articles of Association, an Annual Meeting is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 33.33% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the Annual Meeting. Resolutions of the shareholders may be approved by either an ordinary resolution (“Ordinary Resolution”) or a special resolution (“Special Resolution”). In the case of an Ordinary Resolution, a simple majority and in the case of a Special Resolution not less than 75% of the votes of the shares entitled to vote thereon which were present at the Annual Meeting and were voted and not abstained, are required for the approval of the resolutions.
We set out below the approval requirements for each of the proposed resolutions:
1.	The election of directors requires the approval of the shareholders by an Ordinary Resolution;
2.	The approval and adoption of the Company’s 2010 Stock Option Plan requires the approval of the shareholders by an Ordinary Resolution.
     Abstentions and broker non-votes in respect of any matter are not considered as votes cast and therefore do not have any effect for the purpose of determining whether a proposal has been approved.

PRINCIPAL SHAREHOLDERS
     The following table sets forth, to our knowledge, the beneficial ownership of (i) all persons known by us to be beneficial owners of equal to or more than five percent (5%) of the outstanding Common Shares, (ii) each director and executive officer of the Company, and their percentage ownership and voting power, but excluding shares issuable upon options which are currently vested or are exercisable within 60 days of the date hereof, (iii) our current directors and executive officers as a group, and (iv) all persons known by us to be beneficial owners of our Preferred Shares as of October 11, 2010.

	Common Shares
Name and Address of Beneficial Owner	beneficially owned(1)	Percent of class

Shareholders known by the Company to own
beneficially five percent or more of the outstanding
Common Shares:

China Technology Investment Group Limited (formerly
known as China Biotech Holdings Limited) (“CTIG”)	4,132,168	19.35%
of 5/F, B&H Plaza, 27 Industry Ave, Shekou,
Shenzhen 518067, PR China

CMTF Private Equity One
of 48/F, One Exchange Square, Central,	3,322,260	15.55%
Hong Kong SAR, China

China Wanhe Investment Limited
of Suite 2616, Jardine House, 1 Connaught Place,	2,000,000	9.36%
Central, Hong Kong SAR, China.

Directors and officers of the Company:
(excluding shares issuable upon options which are
currently vested or are exercisable within 60 days
of the date hereof)

Alan Li (2)(3)
c/o Unit 1010-11, 10/F, West Tower, Shun Tak Centre,	0	*
168-200 Connaught Road Central,
Hong Kong SAR, China

Zhenwei Lu (2)(3)
c/o Unit 1010-11, 10/F, West Tower, Shun Tak Centre,	0	*
168-200 Connaught Road Central,
Hong Kong SAR, China

	Common Shares
Name and Address of Beneficial Owner	beneficially owned(1)	Percent of class

Tairan Guo (3)
c/o Unit 1010-11, 10/F, West Tower, Shun Tak Centre,	0	*
168-200 Connaught Road Central,
Hong Kong SAR, China

Ju Zhang (2)(3)
c/o Unit 1010-11, 10/F, West Tower, Shun Tak Centre,	0	*
168-200 Connaught Road Central,
Hong Kong SAR, China

Loong Cheong Chang (3)
c/o Unit 1010-11, 10/F, West Tower, Shun Tak Centre,	0	*
168-200 Connaught Road Central,
Hong Kong SAR, China

Xiaoping Wang (3)
c/o Unit 1010-11, 10/F, West Tower, Shun Tak Centre,	0	*
168-200 Connaught Road Central,
Hong Kong SAR, China

Xinping Shi (3)
c/o Unit 1010-11, 10/F, West Tower, Shun Tak Centre,	0	*
168-200 Connaught Road Central,
Hong Kong SAR, China

Yezhong Ni (3)
c/o Unit 1010-11, 10/F, West Tower, Shun Tak Centre,	0	*
168-200 Connaught Road Central,
Hong Kong SAR, China

Weidong Wang (3)
c/o Unit 1010-11, 10/F, West Tower, Shun Tak Centre,	0	*
168-200 Connaught Road Central,
Hong Kong SAR, China

Yu Keung Poon (3)
c/o Unit 1010-11, 10/F, West Tower, Shun Tak Centre,	0	*
168-200 Connaught Road Central,
Hong Kong SAR, China

All officers and directors as a group (10 persons)
(2)(3)

Shareholders known by the Company to own	beneficially owned
beneficially the outstanding Preferred Shares:	Preferred Shares	Percent of class

CTIG **
of 5/F, B&H Plaza, 27 Industry Ave, Shekou,	1,000,000	100%
Shenzhen 518067, PR China

*	less than 1%.

**	CTIG owns 1,000,000 shares of our Preferred Shares, representing 25% of the combined voting power of our Common Shares and Preferred Shares.
(1)	Unless otherwise noted, all persons named have sole voting and investment power with respect to all Common Shares beneficially owned by them.
(2)	Mr. Alan Li, Chairman of the Board, Executive Director and Chief Executive Officer, Mr. Zhenwei Lu, Executive Director and Chief Operating Officer, and Mr. Ju Zhang, Executive Director, are also directors of CTIG and therefore may be deemed to beneficially own the Common Shares owned by CTIG.
(3)	Persons hold certain stock options to purchase our Common Shares, which is referred to in the section entitled “Stock Option Grants” which includes additional information and details.
     We have issued a total of 1,000,000 Preferred Shares, all of which are owned by CTIG. The Preferred Shares represent 25% of the combined voting power of our Common Shares and Preferred Shares. The rights, preferences and privileges of the Preferred Shares are as follows:
•	Voting rights. The 1,000,000 shares of Preferred Shares have an aggregate voting power equal to 25% of the combined voting power of our Common Shares and Preferred Shares.

•	Dividends. Holders of Preferred Shares are entitled to receive dividends only as, when and if such dividends are declared by the Board of Directors.

•	Liquidation preference. In the event of any distribution of assets upon any liquidation, dissolution or winding up of our Company, whether voluntary or involuntary, after payment or provision for payments of our debts and other liabilities, holders of Preferred Shares are entitled to receive out of our assets an amount equal to the consideration paid by them for each such share plus any accrued and unpaid dividends with respect to such shares of Preferred Shares through the date of such liquidation, dissolution or winding up.

•	Redemption. The Preferred Shares are not redeemable.

•	Convertible. The Preferred Shares are not convertible.

PROPOSAL 1
Election of Directors
     The Board of Directors, in accordance with recommendation of the Nominating Committee, nominates the following individuals for election and proposes that such nominees shall be elected to the Board of Directors at this Annual Meeting:
•	Tairan Guo

•	Loong Cheong Chang

•	Yu Keung Poon

•	Xiaoping Wang
     (each, a “Nominee” and collectively, the “Nominees”)
     Our Board of Directors is currently comprised of ten (10) members. The Board of Directors has the power under the Company’s Articles of Association to remove or appoint any person to be a director to fill a vacancy on the Board of Directors provided that such appointment shall terminate at the next annual general meeting of Shareholders. According to Regulation 83A and 83B of the Memorandum and Articles of Association, one-third of the Directors shall retire from office by rotation at each annual meeting of shareholders and the retiring Directors shall be eligible for re-election and shall continue to act as directors throughout the meeting at which they retire.
     Mr. Tairan Guo was appointed as our Director by the Board of Directors with effect from January 31, 2010. In accordance with Regulation 79 of the Articles of Association, such appointment shall end at the 2010 Annual Meeting. Mr. Tairan Guo has been nominated by the Board of Directors for election at the 2010 Annual Meeting under the recommendations of the Company’s Nominating Committee. Mr. Loong Cheong Chang, Mr. Yu Keung Poon and Mr. Xiaoping Wang were elected as our Directors at the 2007 annual general meeting of shareholders and retire from office by rotation at the 2010 Annual Meeting. The three directors offer themselves for re-election at the 2010 Annual Meeting and have been nominated by the Board of Directors for re-election at this Annual Meeting under the recommendations of the Company’s Nominating Committee.
     The Nominating Committee was established pursuant to a board resolution adopted on July 28, 2005 granting it the authority to (i) identify qualified individuals to become Board members, consultants and officers of the Company, (ii) recommend to the Board candidates to fill Board vacancies and newly-created director positions, (iii) recommend whether incumbent directors should be nominated for re-election to the Board upon the expiration of their term, and (iv) oversee the evaluation of the Board’s performance. Members of the Nominating Committee have considered the Nominees for the Board of Directors and have resolved by a written resolution to recommend the Nominees identified above for election to the Board of Directors at this Annual Meeting.

     Mr. Loong Cheong Chang, Mr. Yu Keung Poon and Mr. Xiaoping Wang are our independent directors who satisfy the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and Rule 5605 of the Nasdaq Stock Market Marketplace Rules (“Nasdaq Rule”). If reelected at the Annual Meeting, Mr. Loong Cheong Chang will also become a member of the Audit Committee and Nominating Committee of the Company and Mr. Yu Keung Poon will become a member of the Audit Committee and Compensation Committee.
     Unless otherwise directed, the person named in the Proxies intends to cast all Proxies received for the election of each Nominee to serve as Directors upon his nomination at the Annual Meeting. Each Nominee has advised the Company of his willingness to serve on the Board of Directors as a Director of the Company if he is elected at the Annual Meeting. Should any Nominee become unavailable for election to the Board of Directors for any reason, the person named in the Proxies shall have discretionary authority to vote the Proxies for one or more alternative nominees who will be designated by the Board of Directors.
Information about Directors and Nominees
     Set forth below is certain information with respect to the Nominees:

Name	Age	Current Positions	Positions Nominated

Tairan Guo	32	Executive Director, Chief Business	Executive Director, Chief Business and
		Development Officer and Acting Chief	Development Officer and Acting Chief
		Financial Officer	Financial Officer
Loong Cheong Chang	64	Independent Director, member of Audit	Independent Director, member of Audit
		Committee and Nominating Committee	Committee and Nominating Committee
Yu Keung Poon	45	Independent Director, member of Audit	Independent Director, member of Audit
		Committee and Compensation Committee	Committee and Compensation Committee
Xiaoping Wang	50	Independent Director	Independent Director
     Information about all the Directors as of date hereof is set forth as below:
     Mr. Alan Li was appointed as an Executive Director on May 24, 2005. He has been our Chief Executive Officer since January 8, 2007 and our Chairman of the Board of the Directors since May 23, 2007. Prior to joining our Company, he served as the Executive Director of Shun Tai Investment Limited, a company engaged in investment, merger and acquisition of hospitals and pharmaceuticals factories in China. From 2000 to 2002, Mr. Li was the Executive Director and Vice President of Linchest Technology Ltd. Mr. Li has considerable experience in investment and management of conglomerate companies. His current responsibilities include strategic planning, merger and acquisition and capital market development. Mr. Li holds an MBA from Murdoch University, Australia.
     Mr. Zhenwei Lu was appointed as an Executive Director on January 5, 2007 and was appointed as our

Chief Operating Officer on March 26, 2007. He was the General Manager of China Merchants Technology Co., Ltd, or CMTH, a wholly owned subsidiary of the China Merchants Group. Mr. Lu is now representing China Merchants Group to establish a new RMB Risk venture investment fund. China Merchants Group is one of the largest state-owned enterprises directly under the administration of the China State Council and has significant business operations across Hong Kong and China in real estate, energy, logistics, ports, highways and industrial zones. Mr. Lu’s current responsibilities include assets management and operation management of our Company. Mr. Lu holds a Bachelors degree from Shanghai Marine College and a Masters degree from Zhongnan University of Economics and Law.
     Mr. Tairan Guo was appointed as an Executive Director on January 31, 2010. He joined our Company as Assistant to our Chief Executive Officer in 2008 and was promoted to be Chief Business Development Officer and Vice President in 2009. He was appointed as Acting Chief Financial Officer of the Company with effect as of June 11, 2010. Prior to joining us, Mr. Guo worked with the corporate business development department of HTS, Haniel & Cie GmbH in Duisburg, Germany in 2005, and served as an SAP project manager for Dorma Automatic GmbH in Wuppertal, Germany from 2006 to 2007. Mr. Guo holds Bachelors degrees in German Literature and in Economics from Peking University in China and a Masters degree of European Culture and Economy from Ruhr-University Bochum in Germany.
     Mr. Ju Zhang was appointed as an Executive Director on May 24, 2005. He previously served as Deputy Chairman of China Merchants Technology Holdings Co., Ltd and was appointed as the Associate Professor of Chinese Academy of Medical Sciences and Peking Union Medical College, the assistant Director of Department of Research in National Committee of Science and Technology and Department of Research in Chinese Ministry of Science and Technology. Mr. Zhang holds a Bachelors degree in Energy Engineering from Tsinghua University and a Masters degree in Philosophy from the Chinese Academy of Social Sciences.
     Mr. Loong Cheong Chang was appointed as an Independent Director on January 5, 2007 and became the Chairman of our Audit Committee and a member of our Nominating Committee on March 2, 2007. He previously served as a member of senior management of Orient Overseas Container Line Ltd. and Island Navigation Corporation International Ltd., Director and General Manager of Noble Ascent Company Ltd. Hong Kong, and Chairman of the Audit Committee and Independent Non-Executive Director of Guangshen Railway Company Limited. Mr. Chang is currently a Director of World Target Properties (Shanghai) Ltd. and the Director of Orient International (Shanghai) Ltd. Mr. Chang holds a Certificate of Business Management from Hong Kong Management Association.
     Mr. Xiaoping Wang was appointed as an Independent Director on January 5, 2007. Mr. Wang is currently the Dean, Professor and Doctoral Tutor of School of Economics, Jiangxi University of Finance and Economics. He also serves as Independent Director of Jiangxi Ganneng Co., Ltd, Director of Association of Foreign Economics Studies in China, Vice Chairman of Youth Association of Social Science of Jiangxi Province, Managing Director of Association of Economics Studies, Jiangxi Province, and Fellow Researcher of Advisory and Consulting Committee of Jiangxi Provincial Government.
Dr. Xinping Shi was appointed as an Independent Director on July 28, 2005 and the Chairman of our

Compensation Committee and Nominating Committee on March 2, 2007. Dr. Shi is holding positions as Director of Logistics Management Research Centre, Coordinator of Logistics and Supply Chain Management of the School of Business, and Associate Professor of the Department of Finance and Decision Sciences of the Hong Kong Baptist University. Dr. Shi also serves as an Independent Director of China Merchants Shekou Holdings Company Limited, a company listed on the Shenzhen Stock Exchange; and as a Director of Weboptimal International Limited, a management consulting firm. He is also Guest Professor of the College of Logistics of Beijing Normal University and Advisor of the Chamber of Hong Kong Logistics. Dr. Shi holds a Doctorate degree from Middlesex University and a Masters degree in Business Administration from Lancaster University, UK.
     Mr. Weidong Wang was appointed as an Independent Director on July 28, 2005 and a member of our Compensation Committee and Nominating Committee on March 2, 2007. Mr. Wang served as the Business Representative of Henan Province in China from 1990 to 1991 and the Business Director of China National Cereals, Oils & Foodstuffs Import & Export Corporation from 1991 to 2000. Mr. Wang was appointed the Deputy General Manager of Ceroilfood Enterprises Limited, one of the foreign offices of China Business Bureau in March 2000, and his responsibilities are in charge of overseas business development and management. Mr. Wang has experience in import and export business of oil, cereal products and foodstuffs. He qualified as International Business Engineer in China in 1994 and holds a Masters degree in Public Finance from the Tianjin University of Finance & Economics and an MBA from Murdoch University, Australia.
     Mr. Yu Keung Poon was appointed as an Independent Director, a member of our Compensation Committee and the financial expert of our Audit Committee on March 2, 2007. He is a Certified Public Accountant of the Hong Kong Institute of Certified Public Accountants and a fellow member of the Association of Chartered Certified Accountants in England. He is currently the Financial Controller and the Company Secretary of Jiuzhou Development Company Limited. Prior to joining Jiuzhou Development Company Limited, he worked in Ernst & Young Hong Kong in the auditing field and had assumed the accounting and financial management positions in a number of China affiliated and multinational companies. Mr. Poon holds a professional Diploma in Accountancy from The Hong Kong Polytechnic University and an Executive MBA degree from The Chinese University of Hong Kong.
     Mr. Yezhong Ni was appointed as an Independent Director on April 28, 2005 and as a member of our Audit Committee on March 2, 2007. He is a partner of the Kingson Law Firm, one of the leading law firms in South China. He has experience in legal services for banking and finance, bankruptcy and media. He is now the perennial legal counsel of several large-scale enterprises and public institutions, such as Bank of China Guangdong Branch, Guangdong Television Station, Guangdong Provincial Freeway Co., Ltd. Mr. Ni deals with a large number of legal disputes, mainly syndicated loan related financial derivative tools, comfort letter, floating rate note issues, between Guangdong International Investment Trust Company and several financial institutions in and abroad, such as Standard Chartered, China Merchants Bank, Morgan Stanley Capital Service Inc. and Credit Suisse First Boston International. As the special project legal counsel, Mr. Ni provides legal services focusing on the experimental point of non-performing-loan structural trade to the Bank of China, and provides legal services on the syndicated loan issue to the Bank of China Guangdong

Branch. Appointed by the court, Mr. Ni is the bankruptcy supervisor of some bankrupt enterprises. Mr. Ni was graduated from the Law School of the Peking University.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE INDIVIDUAL RESOLUTION WITH RESPECT TO THE ELECTION BY ORDINARY RESOLUTION OF EACH OF THE ABOVE FOUR (4) NOMINEES.

THE BOARD OF DIRECTORS
Directors
     Our Board of Directors currently consists of 10 directors, among which we have 4 executive directors and 6 independent directors. For more details please refer to the section “Information about Directors and Nominees”.
Meeting of the Board
     The Board of Directors met in person or passed resolutions by written consent twelve (12) times during the fiscal year ended December 31, 2009. According to our Corporate Governance Guidelines adopted by the Board on August 1, 2008, as amended, our Directors are expected to attend at least 75% of board meetings and meetings of Committees on which they serve and all Directors are encouraged to attend the annual meeting of shareholders.
Communications with the Board of Directors
     The Board provides every shareholder with the access to communicate with the Board, as a whole, and with individual director or directors on the Board through an established process for shareholder communication, as defined by the rules of the Securities and Exchange Commission, or the SEC. Shareholders wishing to communicate with the Board or any individual director should mail a communication addressed to the Board or the individual director to the Board of Directors, c/o China Technology Development Group Corporation, Unit 1010-11, 10/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong, China. Any such communication must state the number of shares beneficially owned by the shareholder making the communication. All of such communications will be forwarded to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.
Board Committees
     The Board of Directors has established a Nominating Committee, an Audit Committee and a Compensation Committee, which are solely comprised of independent directors satisfying independence requirements of Rule 10A-3 under the Exchange Act and Nasdaq Rule 5605. The electronic version of charter of every board committee is available on our website: www. chinactdc.com.
Nominating Committee
     Dr. Xinping Shi, Mr. Loong Cheong Chang and Mr. Weidong Wang serve as members of the Nominating Committee. The purpose of the Nominating Committee is to assist the Board of Directors in identifying qualified individuals to become board members, consultants and officers of our Company, determining the composition of the Board of Directors and monitoring a process to assess Board effectiveness. Each member of the Nominating Committee meets the independence requirements and standards established by Nasdaq rules and SEC regulations.
     The Nominating Committee will consider director candidates recommended by shareholders. Potential nominees to the Board of Directors are required to have such experience in business or financial matters as would enable such nominee to contribute to the decision-making process of the Board of Directors and the prudent management of the Company’s affairs. In case of independent director candidates, such persons are required to be “independent”, as such term is defined in Nasdaq and SEC rules and regulations. Shareholders wishing to submit the name of a person as a potential nominee to the Board of Directors must send the name, address, and a brief (no more than 500 words) biographical description of such potential nominee to the Nominating Committee at the following address: Nominating Committee of the Board of Directors, c/o China Technology Development Group Corporation, Unit 1010-11, 10/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong, China. Potential director nominees will be evaluated by personal interview, such interview to be conducted by one or more members of the Nominating Committee, and/or by any other method the Nominating Committee deems appropriate. The Nominating Committee may solicit or receive information concerning potential nominees from any source it deems appropriate. A potential director nominee recommended by a shareholder will not be evaluated any differently than any other potential nominee.
     Audit Committee
     Mr. Loong Cheong Chang, Mr. Yu Keung Poon and Mr. Yezhong Ni serve as members of the Audit Committee. The purpose of our Audit Committee is to assist the Board in its oversight of (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualification, appointment, compensation, retention and oversight of our independent auditors, including resolving disagreements between management and the auditors regarding financial reporting; and (4) the performance of our independent auditors and of our internal control function.
     The Audit Committee is given the resources and assistance necessary to discharge its responsibilities, including appropriate funding as determined by the Audit Committee, unrestricted access to our personnel, documents and independent auditors. The Audit Committee also has authority, with notice to the Chairman of the Board, to engage outside legal, accounting and other advisors as it deems necessary or appropriate.
     The Audit Committee is required to meet at least two times a year and may call a special meeting as required. All members of the Audit Committee are financially literate, which means having a basic understanding of financial controls and reporting, and none of them shall receive directly or indirectly any compensation from our Company other than his or her directors’ fee and benefits.
     Compensation Committee
     Dr. Xinping Shi, Mr. Weidong Wang and Mr. Yu Keung Poon serve as members of the Compensation Committee. The Compensation Committee is established to formulate and administer the Company’s policies, programs and procedures for compensating its senior management and Board of Directors, and to recommend to the Board of Directors, for the Board’s determination, what should be the compensation of the chief executive officer and all other executive officers of the Company. Each member of the Compensation Committee meets the independence requirements and standards established by Nasdaq rules and SEC regulations.
     The Compensation Committee is responsible for developing and implementing the Company’s compensation policies and programs for executive officers and Board members, making recommendations to the Board with respect to the approval, adoption and amendment of all cash-based and equity-based incentive compensation plans in which any executive officer of the Company participates, and administering the Company’s equity-based incentive compensation plans or other plans adopted by the Board that contemplate administration by the Committee.

Committee Reports
     Audit Committee Report (1)
     The Audit Committee operates pursuant to its adopted charter. Members of the Audit Committee are independent, within the meaning of the Nasdaq rules and the SEC regulations.
     The Audit Committee oversees the Company’s financial controls and reporting processes on behalf of the Board of Directors. Management is responsible for the financial reporting process including the systems of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States. The independent registered public accounting firm is responsible for planning and performing an audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States, and expressing an opinion on those financial statements.
     In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 20-F for the year ended December 31, 2009 with management and the independent registered public accounting firm, including a discussion of the adoption of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements and those matters required to be discussed under SAS 61, as amended by SAS 90. In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accounting firm their independence from management and the Company including the matters in the written disclosures required by Independence Standards Board Standard No.1.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 20-F for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.
Mr. Loong Cheong Chang, Chair
Mr. Yu Keung Poon
Mr. Yezhong Ni
(1)	The material in the above Audit Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.
     Compensation Committee Report on Executive Compensation (1)
     The goal of the Company’s executive compensation policy is to ensure that an appropriate relationship exists between executive compensation and the creation of Shareholder value, while at the same time attracting, motivating and retaining experienced executive officers. The Compensation Committee considers a number of factors in making recommendations to the Board of Directors, which may include:
•	providing levels of compensation competitive with companies in comparable industries which are at a similar stage of development and in the Company’s geographic area;

•	identifying appropriate performance targets for the Company;

•	integrating the compensation of the executive officers of the Company with the achievement of performance targets;

•	rewarding above average corporate performance; and

•	recognizing and providing incentive for individual initiative and achievement.
     The Compensation Committee endorses the position that equity ownership by the executive officers of the Company is beneficial in aligning their interests with those of our Shareholders, especially in the enhancement of shareholder value by providing the executive officers with longer-term incentives.
Dr. Xinping Shi, Chair
Mr. Weidong Wang
Mr. Yu Keung Poon
(1)	The material in the above Compensation Committee report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.
Code of Ethics and Conduct
     We have adopted a Code of Ethics and Code of Conduct that applies to our directors, officers and employees. An electronic copy of the Code of Ethics and the Code of Conduct is posted on our website www. chinactdc.com. A hardcopy will be provided upon request at no charge by writing to our Company Secretary, Unit 1010-11, 10/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Hong Kong.
Section 16(a) Beneficial Ownership Report Compliance Exemption
     As a foreign private issuer, our directors, executive officers and persons who beneficially own more than 10% of our shares are exempt from the requirements of Section 16(a) of the Exchange Act, which require directors, executive officers and persons who beneficially own more than10% of a registered class of equity securities of a company to file with the SEC initial reports of ownership and reports of changes in ownership of that company’s shares and/or other equity securities.

DIRECTOR AND EXECUTIVE COMPENSATION
Director Compensation
     Except Mr. Alan Li, the Chairman of the Board of Directors, who was paid HKD 100,000 in 2009 as allowance for his capacity as the Chairman, we did not pay any cash compensation to other directors for their capacity as director for the year ended December 31, 2009.
Executive Compensation
     The compensation for each member of senior management is principally comprised of base salary, allowance, discretionary bonus and other fringe benefits. The compensation that we pay to our senior management is evaluated on the basis of the following primary factors: our financial results, individual performance, market rates and movements, as well as the individual’s anticipated contribution to our Company and its growth. The aggregate cash base salary, allowance and bonus compensation which we paid to all members of senior management as a group was approximately HKD2,770,000 in 2009. The Mandatory Provident Fund (“MPF”) which we paid to senior management was HKD30,000 in 2009. The monthly contribution to the MPF scheme is calculated on the rules set out in the MPF Ordinance in Hong Kong, which is 5% of the relevant income of the eligible participant with a specific ceiling. We have no service contracts with any of our directors or executive officers that provide additional benefits to them upon termination.
Stock Option Grants
     The Company has granted stock options to certain directors and officers from time to time. In 2009, we granted stock options covering an aggregate of 756,000 shares of common stock to the directors and executive officers as described below:

			Exercise
		Number Of	Per option
Name	Title/Office	options	(US$)	Expiration Date
Alan Li	Chairman, Executive Director	150,000	2.12	October 1, 2014 (1)
	and Chief Executive Officer	23,000	2.12	October 1, 2019 (2)
		30,000	2.12	October 1, 2019 (3)
		223,000	2.12	October 1, 2014 (4)
Zhenwei Lu	Executive Director and Chief	80,000	2.12	October 1, 2014 (1)
	Operating Officer
Tairan Guo	Executive Director, Chief	50,000	2.12	October 1, 2014 (1)
	Business Development Officer
	and Acting Chief Financial
	Officer
Xinping Shi	Independent Director	40,000	2.12	October 1, 2014 (1)
Yezhong Ni	Independent Director	30,000	2.12	October 1, 2014 (1)
Weidong Wang	Independent Director	30,000	2.12	October 1, 2014 (1)
Loong Cheong Chang	Independent Director	60,000	2.12	October 1, 2014 (1)
Yu Keung Poon	Independent Director	30,000	2.12	October 1, 2014 (1)
Xiaoping Wang	Independent Director	10,000	2.12	October 1, 2014 (1)

Notes:

(1)	These options were granted under our 2009 Stock Option Plan pursuant to a resolution of the Compensation Committee passed on October 1, 2009. One-third of the options vest on October 1, 2010, one-third of the options vest on October 1, 2011, and the remaining one-third of the options vest on October 1, 2012.

(2)	These options were granted under our 2000 Stock Option Plan pursuant to a resolution of the Compensation Committee passed on October 1, 2009. All of the options vested immediately upon grant.

(3)	These options were granted under our 2005 Stock Option Plan pursuant to a resolution of the Compensation Committee passed on October 1, 2009. All of the options vested immediately upon grant.

(4)	These options were granted under our 2006 Stock Option Plan pursuant to a resolution of the Compensation Committee passed on October 1, 2009. One-third of the options vest on October 1, 2010 and the remaining two-third of the options vest on October 1, 2011.

(5)	The information in the table above does not include the options which were granted prior to 2009.

PROPOSAL 2
Approval of the Company’s 2010 Stock Option Plan
     On October 8, 2010, members of the Compensation Committee unanimously resolved by a written resolution to recommend to the Board of Directors of the Company to approve the Company’s 2010 Stock Option Plan (the “2010 Stock Option Plan”). The Board of Directors adopted, subject to shareholder approval, the 2010 Stock Option Plan on October 8, 2010, which covered 1,000,000 Shares and directed that the 2010 Stock Option Plan be submitted to the Company’s Shareholders for approval at the Annual Meeting. As of the date of this Proxy Statement, no grants of options under the 2010 Stock Option Plan have been made.
     The Compensation Committee comprises three independent directors, Dr. Xinping Shi, Mr. Weidong Wang and Mr. Yu Keung Poon. The committee was established pursuant to a board resolution adopted on May 24, 2005 for the purposes of establishing remuneration standards for our officers, performing such other functions as provided under employee benefit programs and administering the stock option plans.
     2010 Stock Option Plan
     Types of Grants and Eligibility
     The 2010 Stock Option Plan is designed to provide incentives to key employees such as officers and directors and to non-employee consultants of the Company and to offer an additional inducement in obtaining the services of such individuals.
     Shares Subject to the 2010 Stock Option Plan
     The aggregate number of shares of common stock for which options may be granted under the 2010 Stock Option Plan may not exceed 1,000,000 shares and such shares may consist either in whole or in part of authorized but unissued shares or treasury shares. Shares subject to an option which expires, or for any reason is cancelled or is terminated, unexercised, or which ceases for any reason to be exercisable may again become available for the grant of options under the 2010 Stock Option Plan.
     Administration of the 2010 Stock Option Plan
     The 2010 Stock Option Plan is administered by the Company’s Compensation Committee (the “Committee”).
     Subject to the express provisions of the 2010 Stock Option Plan, the Committee has the authority, in its sole discretion, with respect to options, to determine, among other things: the employees, directors and consultants who are to receive options; the times when they may receive options; the number of Shares to be subject to each option; the term of each option; the date each option is to become exercisable; whether an option is to be exercisable in whole, in part or in installments, and, if in installments, the number of Shares to be subject to each installment; whether the installments are to be cumulative; the date each installment is to become exercisable and the term of each installment; whether to accelerate the date of exercise of any installment; whether Shares may be issued on exercise of an option as partly paid, and, if so, the dates when future installments of the exercise price are to become due and the amounts of such installments; the exercise price of each option; the form of payment of the exercise price; whether to restrict the sale or other disposition of the Shares acquired upon the exercise of an option and to waive any such restriction; and whether to subject the exercise of all or any portion of an option to the fulfillment of contingencies as specified in an applicable stock option contract. With respect to all options, the Committee has such discretion to determine the amount, if any, necessary to satisfy the Company’s obligation to withhold taxes; with the consent of the optionee, to cancel or modify an option, provided such option as modified would be permitted to be granted on such date under the terms of the 2010 Stock Option Plan; to prescribe, amend and rescind rules and regulations relating to the 2010 Stock Option Plan; and to make all other determinations necessary or advisable for administering the 2010 Stock Option Plan. The Board of Directors also has the authority described above with respect to the granting of director options.
     Exercise Price
     The exercise price of the shares under each option is to be determined by the Committee at the time of the grant. The exercise price of the Shares is to be equal to the fair market value of the shares subject to such option on the date of grant.
     Term
     The term of each option granted pursuant to the 2010 Stock Option Plan is established by the Committee, in its sole discretion, at or before the time such option is granted. Subject to early termination, an option shall expire five (5) years from the date of grant. Options shall vest in the following manner:
(a)	33 1/3% on the first anniversary of the date of grant;

(b)	33 1/3% on the second anniversary of the date of grant; and

(c)	the remaining 33 1/3% on the third anniversary of the date of grant.
     Exercise
     An option (or any part or installment thereof), to the extent then exercisable, is to be exercised by giving written notice to the Company at its principal office. Payment in full of the aggregate exercise price may be made (a) in cash, check, or wire transfer or (b) if the applicable stock option contract at the time of grant so permits, with the authorization of the Committee, with previously acquired Shares having an aggregate fair market value, on the date of exercise, equal to the aggregate exercise price of all options being exercised, or
     (c) with any combination of cash, check, wire transfer or shares.
     The Committee may, in its discretion, permit payment of the exercise price of an option by delivery by the optionee of a properly executed exercise notice, together with a copy of his irrevocable instructions to a broker acceptable to the Committee to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay such exercise price.
     Termination of Relationship
     Any holder of an option whose employment or relationship with the Company (or its parent and subsidiaries, as the case may be) has terminated for any reason other than his death or disability may exercise such option, to the extent exercisable on the date of such termination, at any time within three months after the date of termination, but not thereafter and in no event after the date the option would otherwise have expired; provided, however, that if his employment or relationship is terminated either (a) for cause, or (b) without the consent of the Company, said option terminates immediately. Options granted to employees or consultants under the 2010 Stock Option Plan are not affected by any change in the status of the holder so long as he or she continues to render service to the Company, its parent or any of its subsidiaries (regardless of having been transferred from one corporation to another or a change in the capacity in which services are rendered).
     Death or Disability
     If an optionee dies (a) while he is an employee or consultant to the Company, its parent or any of its subsidiaries, as the case may be (b) within three months after the termination of such relationship (unless such termination was for cause or without the consent of the Company), or (c) within one year following the termination of such relationship by reason of disability, an option may be exercised, to be extent exercisable on the date of death, by an executor, administrator or other person at the time entitled by law to the rights of the optionee under such option, at any time within one year after death, but not thereafter and in no event after the date the option would otherwise have expired.
     Any optionee whose relationship has terminated by reason of disability may exercise his option, to the extent exercisable upon the effective date of such termination, at any time within one year after such date, but not thereafter and in no event after the date the option would otherwise have expired.
     Adjustments Upon Changes in Shares
     Notwithstanding any other provisions of the 2010 Stock Option Plan, in the event of any change in the outstanding Shares by reason of a share dividend, recapitalization, merger or consolidation in which the Company is the surviving corporation, split-up, combination or exchange of Shares or the like, the aggregate number and kind of Shares subject to the 2009 Stock Option Plan, the aggregate number and kind of Shares subject to each outstanding option and the exercise price thereof will be appropriately adjusted by the Board of Directors, whose determination will be conclusive.
     Amendments and Termination of the 2010 Stock Option Plan
     No option may be granted under the 2010 Stock Option Plan after December 2020. The Board of Directors, without further approval of the Company’s Shareholders, may at any time suspend or terminate the 2010 Stock Option Plan, in whole or in part, or amend it from time to time in such respects as it may deem advisable, including, without limitation, to comply with the provisions of certain rules and regulations promulgated by the Securities and Exchange Commission, among other things; provided, however, that no amendment may be effective without the requisite prior or subsequent Shareholder approval which would (a) except as required for anti-dilution adjustments, increase the maximum number of Shares for which options may be granted under the 2010 Stock Option Plan, (b) materially increase the benefits to participants under the 2010 Stock Option Plan, or (c) change the eligibility requirements for individuals entitled to receive options under the 2010 Stock Option Plan.
     Non-Transferability of Options
     No option granted under the 2010 Stock Option Plan may be transferable otherwise than by will or the laws of descent and distribution, and options may be exercised, during the lifetime of the holder thereof, only by such holder or such holder’s legal representatives. Except to the extent provided above, options may not be assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise) and may not be subject to execution, attachment or similar process.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ORDINARY RESOLUTION WITH RESPECT TO THE PROPOSAL TO APPROVE THE 2010 STOCK OPTION PLAN OF THE COMPANY.

MISCELLANEOUS
Forward-looking Statements
     It should be noted that this proxy statement may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements, which are not statements of historical fact, may contain estimates, assumptions, projections and/or expectations regarding future events, which may or may not occur. In some cases, you can identify these forward-looking statements by words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “predict,” “potential,” “seek,” “should,” “will,” “would” or similar expressions, including their negatives. The forward-looking statements made in this proxy statement relate only to events as of the date on which the statements are made. You should read this proxy statement completely and with the understanding that actual future results may be materially different from what we expect. We undertake no obligation, beyond that required by law, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made, even though our situation will change in the future.
     Whether actual results will conform with our expectations and predictions is subject to a number of risks and uncertainties, many of which are beyond our control, and reflect future business decisions that are subject to change. Some of the assumptions, future results and levels of performance expressed or implied in the forward-looking statements we make inevitably will not materialize, and unanticipated events may occur which will affect our results. Factors that could cause these differences include the risk factors specified in our annual report on Form 20-F for the year ended December 31, 2009 under “Item 3.D Risk Factors.” The section directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.
GENERAL
     Management does not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the meeting. If any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.
     The Company will bear the cost of preparing, printing, assembling and mailing the proxy, the Proxy Statement, the annual report and other material which may be sent to Shareholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at our request. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or telegraph. We have engaged American Stock Transfer & Trust Company to assist in the distribution of proxy solicitation materials and the solicitation of votes of the record shareholders. We have also retained Broadridge Investor Communication Solutions, Inc. to aid in the solicitation of proxies of street shareholders by Internet Notice & Access of Proxy Materials at an estimated cost of US$14,000. Other than service fees for using Internet Notice & Access of Proxy Materials and reimbursement of certain out-of-pocket expenses, there is no additional fee for its service to distribute proxy solicitation materials and the solicitation of votes. We may also reimburse brokers or other persons holding stock in their names or the names of their nominees for the expenses of forwarding soliciting material to their principals and obtaining their proxies.
     It is important that your shares be represented at the Annual Meeting. If you are unable to be present in person, you are respectfully requested to vote, sign and date a proxy and return it as promptly as possible. No postage is required if mailed in the United States.
INDEPENDENT PUBLIC ACCOUNTANTS
     A representative of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, is expected to attend the meeting and will have the opportunity to make a statement if he so desires. This representative is expected to be available to respond to appropriate shareholder questions at that time.
ANNUAL REPORT
     Our annual report to shareholders concerning our operations during the fiscal year ended December 31, 2009, including the audited financial statements, will be distributed to the record holders on our Mailing Date. The annual report is not incorporated in this proxy statement and is not to be considered a part of the soliciting material.

SHAREHOLDER PROPOSALS
     The annual meeting of shareholders for the fiscal year ending December 31, 2010 is expected to be held in October 2011 (the “2011 Meeting”). Any shareholder proposal intended to be included in the Company’s proxy statement and form of proxy for presentation at the 2011 Meeting pursuant to Rule 14a-8 (“Rule 14a-8”), as promulgated under the Exchange Act, must be received by the Company not later than April 30, 2011. As to any proposals submitted for presentation at the 2011 Meeting outside the process of Rule 14a-8, the proxies named in the form of proxy for the 2011 Meeting will be entitled to exercise discretionary authority on that proposal unless the Company receives notice of the matter on or before April 30, 2011.

By Order of the Board of Directors
/s/ Maggie, Qiu Ping
Maggie, Qiu Ping Company Secretary

Hong Kong,
October 11, 2010